Bermuda Office

Appleby (Bermuda)

Limited

Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Tel +1 441 295 2244

Fax +1 441 292 8666

applebyglobal.com

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Exhibit 5.2

TransAtlantic Petroleum Ltd. 16803 Dallas Parkway Addison, Texas 75001	Email jwilson@applebyglobal.com Direct Dial +1 441 298 3559 Tel +1 441 295 2244 Fax +1 441 298 3340 Your Ref Appleby Ref 141169.0002/JW 21 May 2015

Dear Sirs

TransAtlantic Petroleum Ltd. (Company)

We have acted as legal counsel in Bermuda to the Company in connection with the filing by the Company with the Securities and Exchange Commission, Washington D.C. 20549 under The Securities Act of 1933, as amended, of a Registration Statement on Form S-3, as amended (the Registration Statement), in relation to the shelf registration of common shares (the Common Shares), undesignated shares (the Undesignated Shares) and Common Shares and Undesignated Shares that may be issued under warrants (the Warrants) issued under one or more warrant agreements (the Warrant Agreements) (together the Securities) to be offered from time to time by the Company up to an aggregate amount of up to USD200,000,000.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the Documents).

Unless otherwise defined herein or in the Schedule to this opinion, terms defined in the Registration Statement and Prospectus have the same meanings when used in this opinion.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents examined by us, submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

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(d)	the authority, capacity and power of each of the persons signing the Documents;

(e)	that any representation, warranty or statement of fact or law, other than as to Bermuda law, made in any of the Documents is true, accurate and complete;

(f)	that the Warrant Agreements will constitute the legal, valid and binding obligations of each of the parties thereto, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(g)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Warrant Agreements or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under or action to be taken under the Warrant Agreements is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(h)	that the Company Search was complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Search been materially altered;

(i)	that the Litigation Search was complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered;

(j)	that the Resolutions that are in full force and effect and have not been rescinded, either in whole or in part, and which accurately record the resolutions adopted by all of the Directors of the Company as unanimous written resolutions of the Board and that there is no matter affecting the authority of the Directors to take the actions specified in the Resolutions, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(k)	that, when the Directors of the Company passed the Board Resolutions, each of the Directors discharged his fiduciary duties to the Company and acted honestly and in good faith with a view to the best interests of the Company;

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(l)	that the approval of the creation and issue of any Securities (including those to be created and issued under the Warrant Agreements) and the approval, execution, delivery and performance of the Warrant Agreements (including any other agreement relevant to the issue and creation of the Securities) will be made at a duly convened and quorate meeting of the Board of Directors of the Company, and, if required, at a duly convened and quorate meeting of the Shareholders of the Company, in accordance with the Constitutional Documents and in furtherance of the business of the Company and for the benefit of the Company (the Issuing Resolutions);

(m)	that the general permissions contained in the Notice remain in full force and effect on the date on which either the Company issues or transfers, or any selling shareholder of the Company transfers, as the case may be, any Securities;

(n)	that to the extent that the issue by the Company of any Securities constitutes an offer to the public, as is understood under the laws of Bermuda, the Company will either file the Prospectus as published and filed with the relevant competent regulatory authority (as is understood under the laws of Bermuda), with the Bermuda Registrar of Companies as prescribed by the Companies Act 1981 (the Act), as soon as reasonably practicable after publication of the Prospectus; or the Company will have obtained a direction from the Minister of Finance, that the provisions of Part III and section 35 of the Act do not apply to the offer to the public; and

(o)	that when the Common Shares and Undesignated Shares are issued they will not be issued at a price which (in whatever form) is less (in whatever form) than the par value of those shares.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.1	Any Common Shares (including any Common Shares issued pursuant to the Warrants) issued under the authority granted by the Resolutions, the Issuing Resolutions and consistent with the terms set forth in the Prospectus (provided that such issue is undertaken subject to and in accordance with the Constitutional Documents of the Company and in accordance with Bermuda law) will be duly authorised, validly issued, fully paid and non-assessable shares of the Company.

1.2	Any Undesignated Shares (including any Undesignated Shares issued pursuant to the Warrants) issued under the authority granted by the Resolutions, the Issuing Resolutions and consistent with the terms set forth in the Prospectus (provided that such issue is undertaken subject to and in accordance with the Constitutional Documents of the Company and in accordance with Bermuda law) will be duly authorised, validly issued, fully paid and non-assessable shares of the Company.

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Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(c)	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule of this opinion and have not enquired as to whether there has been any change since the date and time of such search.

(d)	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

(e)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of the shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-Laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

Disclosure

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

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We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

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SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 21 May 2015 at 9:15am (the Company Search).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 21 May 2015 at 9:00am (the Litigation Search).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws adopted for the Company (collectively referred to as the Constitutional Documents).

4.	Certified copy of the unanimous written resolutions of the Directors effective 20 May 2015 (the Resolutions).

5.	A copy of the notice to the public dated 1 June 2005 as issued by the Bermuda Monetary Authority under the Exchange Control Act 1972 and the Exchange Control Regulations 1973 (the Notice).

6.	A certified copy of the Register of Directors and Officers.

7.	An electronic copy of a draft Registration Statement received by us on 19 May 2015 at 4:30pm on Form S-3 with respect to the Securities, which includes a prospectus covering securities that are to be registered under The Securities Act of 1933, as amended (the Prospectus).

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